EXHIBIT 99.3


Business

GENERAL

We are a diversified manufacturer of advanced technology and industrial products that are used in the automotive, defense, aerospace, environmental testing, medical implant devices, pharmaceutical services, nuclear energy and food and beverage industries, in addition to other industrial arenas. Our long history of innovation in technology and engineering has helped us become a leader in certain markets in which we compete. Headquartered in Phoenix, Arizona, we have domestic operations throughout the United States and international operations in Mexico, Germany, Canada and Asia.

Our business consists of three operating segments: the Automotive Segment, the Technologies Segment and the Filtration and Minerals Segment.

- Our Automotive Segment is operated under two separate business units, the Hillsdale division and the Wolverine division. The Hillsdale division produces NVH dampers for engine crankshafts and drivelines, driveline yokes, flanges, transmission and engine pumps, automatic transmission filtration products, chassis corners and knuckle assemblies and other precision machined components. The Wolverine division produces rubber-coated materials and gaskets for automotive and non-automotive applications.

- Our Technologies Segment develops and commercializes advanced power systems for defense, aerospace and commercial applications; produces boron isotopes for nuclear radiation containment; supplies ultra-clean scientific containers for pharmaceutical and environmental testing; and provides contract pharmaceutical services.

- Our Filtration and Minerals Segment mines, processes and markets diatomaceous earth for use as a filtration aid, absorbent, performance additive and soil amendment.

For the twelve months ended May 31, 2003, we generated $687.9 million of net sales and $97.5 million of Adjusted EBITDA. The following chart sets forth the percentage of our net sales generated by each of our operating segments for the twelve months ended May 31, 2003.

                                 $687.9 MILLION
                         REVENUE BY BUSINESS SEGMENT(1)

                                   (PIE CHART)

  (1) Our Automotive Segment consists of the Hillsdale and Wolverine divisions.


The following table sets forth the primary product groups that each of our business segments develops and manufactures, the current markets for each of these product groups and major customers for each product group:

           BUSINESS SEGMENT                 PRODUCTS                 CURRENT MARKET(S)           MAJOR CUSTOMERS
           ----------------                 --------                 -----------------           ---------------
          AUTOMOTIVE
          SEGMENT

          Hillsdale Division          NVH dampers, driveline      Automotive OEMs and          Allison, American
                                      yokes, flanges,             Tier 1 automotive            Axle, DaimlerChrysler,
                                      transmission and            parts suppliers              Delphi, Ford, GM,
                                      engine pumps,                                            Honda, Mitsubishi,
                                      automatic transmission                                   Nissan, Toyota,
                                      filtration products,                                     Visteon
                                      chassis corners and
                                      knuckles and other
                                      precision machined
                                      components



          Wolverine Division          Rubber-coated               Automotive OEMs and          Automotive
                                      materials and gaskets       Tier 1 and Tier 2            aftermarket,
                                                                  automotive parts             industrial and
                                                                  suppliers                    consumer market, Tier
                                                                                               1 and Tier 2
                                                                                               automotive parts
                                                                                               suppliers

          TECHNOLOGIES
            SEGMENT

          Power Group                 Batteries and power         Defense, aerospace,          Boeing, CECom
                                      systems                     medical,                     (US Army), Guidant,
                                                                  telecommunications,          Lockheed Martin,
                                                                  and other commercial         Loral, Raytheon, TRW
                                                                  industries

          Specialty Materials         Specialty materials         Nuclear energy,              Dow Chemical,
            Group                     such as boron isotopes      environmental testing        Fisher Scientific,
                                      and ultra-clean             and pharmaceutical           Gemeinschaft,
                                      scientific containers       testing                      Transnuclear,
                                                                                               VWR International,
                                                                                               Westinghouse
          Pharmaceutical              Drugs and drug active       Pharmaceutical               Celegene, Elkins-Sinn,
            Services Group            ingredients for                                          Immunogen, Phoenix
                                      clinical trials, low                                     Scientific, Wyeth
                                      volume drugs and
                                      radioisotopic tagging
          FILTRATION AND              FILTER AID PRODUCTS,        FOOD AND BEVERAGE AND        ADM, BAYSHORE,
            MINERALS SEGMENT          fine mineral                other miscellaneous          Canandaigua Wine,
                                      additives, and              industries                   Cargill, Chevron,
                                      chemical and moisture                                    Roquette, Valspar
                                      absorbents



COMPETITIVE STRENGTHS

We believe that we have the following competitive strengths:

Strong market positions in niche markets. We have a strong supply position across a number of product lines, including NVH dampers, brake shims and advanced power systems, allowing us to compete effectively in each of the markets that we serve.

Strong management team. Substantially all of the senior management team at both the corporate and divisional levels began working for us within the past two years. Our senior management team, led by our chief executive officer, John Weber, has an average of 20 years of experience in the automotive and other diversified industries and has experience in running a global business. Over the past 18 months, coinciding with the recent introduction of our newly revamped senior management team we have achieved the following milestones:

-     Introduced a high performance culture;

-     Reorganized and refocused our business lines;

-     Implemented lean manufacturing and six sigma programs;
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-     Introduced low cost sourcing;

- Implemented successful cost-cutting initiatives such as pension plan and health care restructurings;

-     Improved capital utilization;

-     Reduced headcount while increasing productivity;

-     Improved relations with our unions; and

-     Divested marginal businesses.

Strong financial performance. Under our new management team, we have increased our last twelve months Adjusted EBITDA over each of the last five quarters, despite overall cyclical weakness in the automotive sector and the economy.

Strong prospects for future business. Due to its primarily Tier 1 status as a direct supplier to OEMs and the long-term nature of typical automotive platforms, our Hillsdale division enjoys strong visibility of its future revenues. The typical duration for these programs averages four to eight years. As a result of its recent success at winning new business, our Hillsdale division has already identified a significant portion of its planned business for the next five years. For example, based on internal and external estimates of North American automotive production, almost 100% of Hillsdale's projected fiscal year 2004 sales and approximately 75% of its projected fiscal year 2008 sales have already been identified. However, these programs are not contractually guaranteed and generally customers have the right to re-source products at any time. Our Wolverine division also maintains a strong backlog of business. In addition, as a result of our recent program awards, our Technologies Segment's backlog has increased significantly.

Stable, diversified revenue base/business mix. Our products are highly diversified with applications in the automotive, defense, aerospace, environmental testing, medical implant devices, pharmaceutical services, nuclear energy and food and beverage industries, in addition to other industrial arenas. Our product diversification has helped us to offset the cyclicality of the automotive market with revenues from our Technologies Segment and Filtration and Minerals Segment, and also limited our dependence upon any individual raw material source for a substantial part of our business. Additionally, we have built a stable customer base that includes industry-leading companies who seek superior products and world-class execution. Except for Honda, which accounted for approximately 12% of our net sales for our fiscal year ended November 30, 2002, no customer represents more than 10% of our net sales.

Proven history of technological innovation and product development. We have been in business for 160 years and have been at the forefront of technological innovation and product development in many of the markets in which we compete. Our history includes such achievements as the following:

- We pioneered and perfected the technology to produce rubber-coated paper and metal using the line coating process;

-     We developed the first advanced chemistry special purpose battery in 1945;

-     Our batteries powered the return of the Apollo 13 spaceship; and

- We were the first supplier in North America to offer secondary micro fluid filtration components for automatic transmissions.

In addition, our Technologies Segment averages approximately $8 million per year of customer-funded research and development activities and recently an increasing percentage has been for commercial products, such as medical implant devices.
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BUSINESS STRATEGY

A key component of implementing our business strategy involves recruiting highly qualified leadership to operate our business segments autonomously. Each of our business segments has developed its own business strategy for capitalizing on growth opportunities for its existing markets as well as penetrating new markets. Our overall business strategy involves:

Expanding our strong technological capabilities and customer relationships

We plan to leverage our strong positions in certain markets, our long established customer relationships and our strong technology capabilities as a means of further penetrating existing markets that we serve and penetrating new markets for our technologies. We believe there are growth opportunities in each of our business segments.

      - Automotive Segment. Our Hillsdale division plans to rely on its strong proprietary damper technology and new design and predictive software to identify and resolve customer NVH problems. This initiative has already led to significant new business for its damper products. In addition, our Hillsdale division has introduced new micro bypass filtration technology for transmission, engine and power steering filtration applications that will improve filtration performance, which we expect to significantly reduce warranty issues for customers. Our Hillsdale division seeks to implement these new problem-solving technologies and improved cost structure as a means of generating additional business from existing customers.

Our Wolverine division has a strong market position in rubber-coated metal technology in the automotive OEM market and in certain non-automotive applications. It has recently penetrated the brake aftermarket and the small engines market (e.g. motorcycles). We believe there are significant additional opportunities for further penetration of these new markets, as well as expansion into other high performance applications in non-automotive markets, such as compressor applications.

      - Technologies Segment. The Power Group, within our Technologies Segment, has a long history of successfully implementing leading-edge technology for demanding battery and power applications. The Power Group often licenses this technology from government entities. The Power Group's strategy involves leveraging its reputation in this field into increased penetration of existing defense and aerospace markets. The Power Group also plans to develop new commercial applications through joint ventures, licenses, alliances and other technology initiatives. The Power Group has entered into or agreed in principle to enter into, new joint ventures or licenses for technology in high performance, low weight specialty lead acid batteries, fast battery recharging technology and nano-material medical battery technology. We believe the potential for high sales growth in these markets will be one of the main growth drivers for this segment.

      - Filtration and Minerals Segment. Our Filtration and Minerals Segment's core strategy involves moving into certain higher margin segments of its current markets. We also believe there are significant opportunities to penetrate new markets where our filtration technologies can add significant value, including potable drinking water, industrial and pharmaceutical filtration applications, as well as to increase sales of diatomaceous earth for soil amendments and paper industry processing.

Focusing on operating efficiency and optimal capital utilization

Another key element of our business strategy involves improving our cost structure. We believe our continual focus on improving our profit margins and cost effectiveness will provide a competitive advantage in all aspects of our business. Our gross margin improved from 18.9% in fiscal year 2001 to 21.7% in fiscal year 2002, and is expected to improve in fiscal year 2003.

Examples of our commitment to improving our cost structure include:

- Applying lean manufacturing and six sigma programs across our business segments. Productivity improvements from applying these programs in our Hillsdale division and in our Technologies Segment are ahead of our expectations and we believe provide a basis for substantial future savings;

- Implementing low cost production in Mexico and sourcing from China and Southeast Asia. In order to improve productivity, our Hillsdale division is increasing production in Mexico, where we believe available plant infrastructure capacity exists. The Technologies Segment has also begun sourcing commercial batteries from China and Southwest Asia, including a new enhanced lead acid battery from China; and

- Improving factory automation to reduce costs and improve quality. Specific projects underway include automated defense battery production lines for which government funding is being negotiated, automated vision quality and coating line inspection systems at our Wolverine facilities, and automated packaging lines for our filtration and minerals products.

Divesting non-core business divisions

We continually evaluate the profitability and competitive strength, market trends and conditions and future prospects for our various businesses. An outcome of this process is that we have sold or exited marginal businesses that we did not believe would appropriately contribute to our goal of sustained financial performance improvement.

We anticipate selling substantially all of our germanium business within our Technologies Segment for a purchase price of approximately $15 million. This business contributed $6.6 million in net sales and $0.7 million of Adjusted EBITDA during the six months ended May 31, 2003 and $15.0 million in net sales and $1.7 million of Adjusted EBITDA for fiscal year ended November 30, 2002. We cannot assure you that this transaction will be completed.

We sold our Hillsdale UK automotive operation in June 2003. In 2002, we sold our Precision Products business and exited our gallium-based business due to continued soft demand from customers in the telecommunications and semiconductor markets. In 2001, we sold our Construction Equipment division. In 2000, we sold five automotive and industrial businesses.

BUSINESS SEGMENTS

AUTOMOTIVE SEGMENT

General

Our Automotive Segment, consisting of the Hillsdale and Wolverine divisions, supplies the global automotive market with a diverse range of products. Together these two divisions produce systems, components and materials for sport utility vehicles, trucks, vans and passenger cars. We sell these products to major automotive manufacturers and Tier 1 and Tier 2 suppliers in North America, Europe and Asia.

Hillsdale division

The Hillsdale division provides NVH dampening solutions to the worldwide automotive market. The Hillsdale division also supplies complex machined components for engine, transmission, axle/driveline and chassis/suspension applications. The Hillsdale division has a diverse customer base with over 60% of its sales made directly to automotive vehicle manufacturers. The Hillsdale division utilizes its nine manufacturing facilities located throughout the United States and Mexico to produce its diverse product line. It employs complex manufacturing and quality control systems such as robotic material handling and assembly, lean manufacturing and six sigma methodologies to produce high quality and often custom automotive components and systems. The Hillsdale division will expand the use of low cost production in Mexico and sourcing from China and Southeast Asia to remain competitive across its product lines.

For the twelve months ended May 31, 2003, approximately 35% of the Hillsdale division's sales were to Japanese operators in North America and 18% to General Motors for use in large engine truck and SUV platforms. Sales to Honda represent approximately 25% of the Hillsdale division's net sales and approximately 12% of our consolidated net sales in fiscal year 2002. We believe the Hillsdale division is North America's leading torsional vibration damper manufacturer. Although competitive conditions are intense in the automotive parts industry, the Hillsdale division's primary product groups are incorporated into automotive products that typically run for four to eight years. However, these programs are not contractually guaranteed, and generally customers have the right to re-source products at any time.

Major products

- Dampers. Dampers are vibration control devices which reduce the torsional stress vibrations caused by internal combustion engine systems, thereby alleviating the stress on shafts and relaxing the flex points. Dampers reduce fatigue and prevent cracking thereby enhancing the durability of engines and their components. We believe the Hillsdale division is widely recognized as North American's leading manufacturer of torsional vibration damper devices for use in engine and drivetrain applications, with custom rubber compounding and manufacturing capabilities.

- Precision Machined Components. The Hillsdale division also manufactures a wide array of precision machined metal components. These parts, made of iron, aluminum, steel and magnesium, include flanges, connecting rods, yokes, driveshaft support brackets, front engine covers and pump housings.

- Chassis Corners and Knuckles. Corners and knuckles are structural components of vehicle chassis and suspension systems. The Hillsdale division's corner and knuckle products include front and rear steering knuckles and damper forks.

- Pumps. The Hillsdale division also designs and manufactures both fixed and variable pressure style pumps for engines and transmissions. Its products includes complete pump components and complete oil pump assemblies. Although one of its major pump programs with Ford is being phased out, the Hillsdale division believes that certain market trends present new business opportunities for its pump products. We believe that increased fuel efficiency requirements for motor vehicles will drive the market towards a larger demand for variable displacement pumps. To achieve improved fuel efficiency, vehicle manufacturers are developing vehicles that idle at lower revolutions per minute (RPMs) requiring either a larger and more burdensome pump or a variable displacement pump. The Hillsdale division currently is exploring new technologies to address this market trend.

Business strategy. Key elements of the Hillsdale division's business strategy include:

- Improving efficiency, cost structure and quality through lean manufacturing, six sigma and value added engineering design;

- Expanding production at its Mexico operation and expanding the use of low cost sourcing from China, India and Southeast Asia;

- Optimizing capital deployment by focusing on higher margin and lower capital intensive areas such as dampers, filtration and driveline components;

- Continuing to invest in new high value technologies in damper design and predictive testing, and in micro bypass filtration for transmissions, engines and power steering, to solve customer problems and strengthen customer relationships, and leverage these technologies to drive additional penetration of other existing products to customers; and

- Exploring promising concepts to develop new pump technologies that offer a unique competitive technical and value added advantage.

Wolverine division

We believe our Wolverine division is among the world's largest and most diversified suppliers of rubber-coated metal and gasket material, designed for superior performance under extreme conditions, for sealing, sound dampening and other applications in the automotive, industrial and consumer markets. The Wolverine division pioneered and perfected the technology to produce rubber-coated paper and metal using the line coating process. Typical applications include sealing systems (i.e., gaskets) for engines, transmissions and compressors. These materials are also used as an NVH suppressant for brakes, a product in which we believe Wolverine is the global market leader. The Wolverine division manufactures the rubber-coated materials in the United States. Certain sealing and insulating products, such as compressor gaskets for air conditioning units and brake noise insulators, are stamped out of the rubber-coated materials both in the United States and in Germany. Wolverine has installed additional manufacturing capacity and is focused on several growth initiatives, including new market opportunities in the brake aftermarket and small engines markets, as well as increased penetration of the global market.

The Wolverine division sells primarily to Tier 1 and Tier 2 suppliers, with nearly 85% of its sales to the automotive end-market (OEM and OEM replacement parts). The Wolverine division has a diverse customer base with over 250 customers.

Major products

      - Brake products. The Wolverine division's brake product segment focuses on the design, manufacture and sale of shims and sound damping materials for disc brakes and replacement part markets. The Wolverine division combines substrates, elastomer coatings, attachment options and adhesive layers in different formulations to arrive at economical products to meet a wide range of application demands. The Wolverine division's aftermarket products now account for nearly 10% of its brake product sales and it plans to continue to penetrate this market to mitigate the impact of vehicle production cycles.

      - Gasket and gasket materials. The Wolverine division supplies a wide range of rubber-coated metals for sealing and sound damping and other applications in the automotive OEM and aftermarket, and industrial and consumer markets. The Wolverine division's gaskets and gaskets materials are used in many automotive applications including cylinder head and various other engine gaskets, fuel system gaskets and transmission gaskets. The increased demand for more fuel efficient vehicles and reduced warranty expense has led to an increased demand for more sophisticated sealing applications. Aftermarket applications now account for nearly 10% of all of the Wolverine division's gasket related sales.

      - Compressor gaskets. The Wolverine division's compressor gaskets focus on the design, manufacture and sale of gaskets and gasket materials for industrial and consumer product applications including small engines, industrial air compressor systems, air power tools, commercial and residential air conditioning systems and fluid pumps and pneumatic applications. The Wolverine division plans to further penetrate these higher margin applications by leveraging its reputation and market leading position as a premier supplier of gasket products and materials.

Business strategy. Key elements of the Wolverine division's business strategy include:

      - Penetrating the brake aftermarket market to mitigate the impact of OEM production cycles;

      - Leveraging its strong technology position into new applications such as small engines, acoustic panels, and industrial gasket applications;

      - Expanding globally by replicating its success in developing Japan and Korea businesses into other emerging markets such as China, India and Southeast Asia; and

      - Leveraging existing availability capacity to realize the above opportunities.

TECHNOLOGIES SEGMENT

General

Our Technologies Segment consists of a diverse group of businesses with a broad spectrum of technologies and capabilities and operates these businesses through the following three divisions: the Power Group, the Specialty Materials Group, and the Pharmaceutical Services Group. These divisions provide innovative advanced technology products for aerospace, defense, and commercial power, nuclear energy, environmental and pharmaceutical applications.

Power group


The Power Group supplies batteries and power systems for aerospace, defense, medical implant and other specialty commercial applications. It has been providing the aerospace and defense industries with high quality, reliable batteries for more than 50 years. Nickel hydrogen and other types of batteries manufactured by the Power Group provide power for commercial and government satellites and spacecraft, serve as launch batteries in booster rockets and support a variety of military applications, including missiles, "smart weapon" munitions and mobile radio communications.

Our batteries power a significant number of the United States' most advanced communications and surveillance satellites. Our batteries have been on every United States manned space flight, and our silver zinc batteries provided the power for the safe return to earth of the famed Apollo 13 flight crew.

The Power Group also manufactures a line of batteries sold commercially for use in items such as medical implants, industrial fire and burglary alarm systems, telecommunications backup systems and remote global positioning units.

      Defense and space power products. Over 90% of the Power Group's revenue comes from military or space applications. Major customers include Raytheon, Lockheed Martin, Boeing and the United States Army. The Power Group is looking to expand its presence in the commercial market through joint ventures, licensing, and other technology development initiatives. These new market opportunities presently include high performance lead-acid batteries, implantable medical device batteries, fast battery chargers, and long life batteries for remote applications, such as coastal buoys and remote monitoring stations.

      Commercial power products. The Power Group, through its Commercial Power division, produces batteries for commercial applications in various high growth market segments. Its commercial line of batteries include Carefree(R) batteries and Keeper(TM) II batteries. Carefree(R) cells and batteries, based upon lead acid, nickel cadmium, nickel metal hydride and lithium-ion chemistries, are long-life rechargeable batteries. Common applications for these batteries include emergency lighting, fire and security systems, handheld power tools, telecommunications back-up systems and wheelchairs and scooters. Keeper(TM) II cells and batteries, based upon lithium thionyl chloride, lithium manganese dioxide and lithium sulfur dioxide chemistries, are non-rechargeable batteries. Common applications include automotive toll tags, memory back-up for computer servers and radio frequency transponders.

Specialty materials group

The Specialty Materials Group manufactures and markets high purity specialty material compounds for a wide range of services and products. The Specialty Materials Group supplies isotopically enriched boron and isotopically purified zinc, which are used in nuclear power plants for radioactive absorption and containment. The Specialty Materials Group also supplies ultra-clean containers for use in pharmaceutical and environmental testing.

      Boron and related products. The Specialty Materials Group uses sophisticated manufacturing processes to produce isotopically pure boron, which involves the separation of boron into its isotopes, and to produce high purity enriched boron compounds. The Specialty Materials Group maintains a strong commitment to delivering innovative products such as BondAids(TM), a ceramic concrete product based on technology licensed from the Argonne National Laboratory with radiation absorption qualities that is used in containers for radioactive and hazardous waste. This product is in the initial commercialization phase and the Specialty Materials Group has recently received a $3.0 million initial order from the United States Government. The Specialty Materials Group also produces depleted zinc and lithium products for nuclear containment applications.

      Environmental Sciences & Technology. Our Environmental Sciences & Technology (ESAT) division is the leading resource for glassware and plasticware cleaning and treating services. This division supports the pharmaceutical/biotech, semiconductor and environmental industries globally with off-the-shelf and customized solutions.

      ESAT offers the following products and services:

      -     Ultra-high purity chemical filtration and packaging;

      -     Low-particle/low-metals certified containers;

      -     EPA certified products;

      -     Chemical preservation and preservatives; and

      -     Certificates of analysis -- products & services.

Pharmaceutical services group

The Pharmaceutical Services Group manufactures drug active ingredients for pharmaceutical companies principally in small batches for clinical trials and low volume prescription drugs. Our primary customers for these products are Wyeth, Immunogen and Celgene. The Pharmaceutical Services Group has manufactured hundreds of new drug candidates for use in pre-clinical studies, toxicology studies, clinical trials and commercial use. The manufacturing of these drugs requires specially designed facilities and operating systems to ensure safe handling and to prevent cross-contamination with other drugs. Our high level facility in Harrisonville, Missouri provides the rigorous controls necessary to develop and manufacture both new and existing anticancer drugs and other high potency compounds. We believe this facility is one of only a few facilities worldwide specifically designed to manufacture this class of drugs.

Business strategy

Key elements of the Technologies Segment's business strategy include:

- Improving its efficiency and cost structure through six sigma, low cost sourcing, factory automation and consolidation of its supply base;

- Leveraging strengthened customer relationships with key defense customers, and their increased desire for a reliable United States based supplier, into an additional share of existing business;

- Leveraging its strong reputation and technology development and commercialization capability to exploit significant commercial business development opportunities, including penetrating the following specialty markets:

      -     Implantable medical devices;

      -     Specialty transportation (forklifts, golf carts, trucking); and

      - Remote applications (coastal buoys, monitoring stations and telecom back-up).

- Leveraging the Specialty Materials Group's newly developed BondAids(TM) product in helping to decommission aging nuclear reactors and storing spent fuel on a global basis.

FILTRATION AND MINERALS SEGMENT

General

Our Filtration and Minerals Segment mines, processes and markets diatomaceous earth and perlite products. The primary uses of its products are as a filtration aid for removing solids and impurities, as a fine mineral additive for enhancing the surface of products, and as a liquid absorbent. Filtration aids are used in processing food sweeteners (sugar and corn syrup), filtration of beer, wine and fruit juices, and in swimming pool filtration systems. Fine mineral additives are sold to the paint and plastics industries. Diatomaceous earth absorbents are used as chemical and moisture absorbents in industrial and chemical plants and as a soil enhancement in golf courses, sports fields and horticultural applications. The Filtration and Minerals Segment serves over 35 markets and more than 2,000 customers around the globe with its various products.

Major products

Diatomaceous earth, or diatomite, is a silica material that is odorless, tasteless and highly stable. With its natural honeycomb structure, strength and low bulk density, diatomite is an ideal medium for filtration applications. Perlite is a mineral of volcanic origin, also with natural qualities that make it valuable as a filter aid. These products are used in a variety of industrial and commercial applications, including liquid solid separation in food and beverage, chemical, pharmaceutical and wastewater industries and as catalyst carriers and for liquid waste solidification. The Filtration and Minerals Segment sells its filter aid products under the trademark CELATOM(R) both directly and through distributors to many customers. The Filtration and Minerals Segment also sells absorbent products known as FLOOR DRY(TM), as well as AXIS(TM) and PLAY BALL!(TM) soil amendments and conditioners.

Business strategy

Key elements of the Filtration and Minerals Segment's business strategy include:

- Improving its efficiency and cost structure through six sigma and packaging line automation;

- Using its existing technology and customer demand for a second source of supply to increase penetration of brewing and additives markets; and

- Exploiting its technology position to expand into new markets, including potable drinking water filtration to meet new federally mandated water standards effective 2006, industrial and pharmaceutical filtration, soil amendments and paper industry processing aids.

COMPETITION

Our three business segments collectively manufacture hundreds of products for customers worldwide. The economic and competitive conditions at any given time in the markets we serve are likely to vary significantly from market to market. Our competitive position for our products varies substantially across product lines.

Automotive Segment. Our Automotive Segment competes with other automotive parts suppliers as well as OEMs themselves. Competition in the automotive parts industry is intense on a global basis but varies along product lines. Generally, competitive conditions in the automotive parts industry are characterized by the decrease in the number of competitors, increased foreign competition, particularly from Asia, increased emphasis on quality and intense pricing pressures from automotive manufacturers.

Technologies Segment. Our Technologies Segment competes in several industries and industry sub-segments. The Power Group's battery and power products serve several industries including defense, aerospace and specialty commercial industries and competes with many different companies. The Power Group supplies batteries and power components for use in defense and aerospace applications in North America. SAFT, a subsidiary of Alcatel, is the Power Group's leading competitor with respect to these products. The Specialty Materials Group supplies enriched boron, which is used in nuclear power plants for radioactive absorption and containment. Its enriched boron products compete primarily on the basis of cost versus natural boron, although there are a few smaller competitors in the enriched boron market. The Pharmaceutical Services Group has numerous small competitors in a highly fragmented, high margin market.

Filtration and Minerals Segment. Our Filtration and Minerals Segment competes primarily on the basis of price in a market with relatively few competitors, one of which is significantly larger than us.

RAW MATERIALS

The prices of our raw materials are subject to volatility. Our principal raw materials consist of rubber, steel, zinc, nickel, boron, and aluminum. In addition, due to their manufacturing processes, our Filtration and Minerals Segment and our Wolverine division consume large amounts of natural gas. Generally, these raw materials are commodities that are widely available. Although we have alternate sources for these commodities, our policy is to establish arrangements with select vendors based upon price, quality and delivery terms. We also are looking to further diversify our supplier base and increase the percentage of our materials purchased in lower cost regions, such as Asia, Mexico, and Eastern Europe.

INTELLECTUAL PROPERTY

We own or license a number of patents, primarily in the United States. Many of our products incorporate a wide variety of technological innovations, some of which are protected by individual patents. Many of these innovations are treated as trade secrets with programs in place to protect these trade secrets. No one patent or group of related patents is material to our business. We also have numerous trademarks, including the EaglePicher name.

GOVERNMENT CONTRACTS

Our Technologies Segment has contracts, directly or indirectly, with the United States government that have standard termination provisions permitting the United States government to terminate the contracts at its convenience. However, if contracts are terminated, we are entitled to be reimbursed for allowable costs and profits through the date of the contract termination. The United States government contracts are also subject to reduction or modification in the event of changes in Government requirements or budgetary constraints. During fiscal year 2002, a majority of our Technologies Segment's sales were directly with the United States government or with other companies where the United States government was the end customer.

RESEARCH AND DEVELOPMENT

We spent approximately $11.7 million in fiscal year 2000, $10.4 million in fiscal year 2001 and $9.8 million in fiscal year 2002 on research and development activities, primarily for the development of new products or the improvement of existing products. Included in these amounts are costs reimbursed by customers for customer sponsored research activities of $7.5 million in fiscal year 2000, $9.3 million in fiscal year 2001 and $8.8 million in fiscal year 2002.

EMPLOYEES

As of May 31, 2003, we employed approximately 4,100 persons. Approximately 30% of our employees are represented by labor organizations. We believe that our relations with our employees are generally good.

ENVIRONMENTAL MATTERS

We are subject to extensive and evolving Federal, state, local and international environmental laws and regulations. Compliance with such laws and regulations can be costly. Governmental authorities may enforce these laws and regulations with a variety of enforcement measures, including monetary penalties and remediation requirements. We have policies and procedures in place to ensure that our operations are conducted in compliance with such laws and regulations and with a commitment to the protection of the environment.

We are involved in various stages of investigation and remediation of soil and groundwater at approximately 15 sites as a result of past and present operations, including currently owned and formerly owned plants. Also, we have received notice that we may have liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as a potentially responsible party at approximately 20 additional sites, but we believe that any potential liability would not be material.

The ultimate cost of site remediation is difficult to predict given the uncertainties regarding the extent of the required remediation, the interpretation of applicable laws and regulations and alternative remediation methods. Based on our available information and experience with environmental remediation matters, we have accrued reserves for our best estimate of remediation costs, and we do not believe that remediation activities will have a material adverse impact on our financial condition, results of operations or cash flows. In addition, in the course of our bankruptcy described below, we obtained an agreement with the United States Environmental Protection Agency and Department of Interior and the states of Arizona, Michigan and Oklahoma whereby we have limited responsibility to them for response costs and natural resource damages for environmental contamination of sites not owned by us that is attributable to pre-bankruptcy activities. We retain all of our defenses, legal or factual, at such sites. However, if we are found liable for such contamination at any of these sites, our liability is capped at approximately 37%.

We had total expenditures for environmental compliance and remediation of $11.3 million in 2000, $9.1 million in 2001, and $10.0 million in 2002. We estimate that we will spend $12.8 million during 2003 on environmental compliance and remediation and that such expenditures will be in an approximately similar amount in fiscal year 2004.

As of November 30, 2002, we had $17.7 million accrued, and as of May 31, 2003, we had $13.6 million accrued, primarily for sold divisions or businesses related to legal and environmental remediation matters. In addition, we had $2.4 million recorded at November 30, 2002, and $1.6 million recorded at May 31, 2003 in other accrued liabilities related to environmental remediation liabilities for our on-going businesses. While we believe these reserves are adequate based on current circumstances, we cannot guarantee that our actual losses will not exceed our reserves or be material.

PROPERTIES

Our principal fixed assets consist of our manufacturing, processing and storage facilities, and our transportation and plant vehicles. We have pledged substantially all of our owned properties and assets as collateral under our existing senior secured credit agreement. The following table sets forth selected information regarding our manufacturing and processing facilities:

                BUSINESS SEGMENT                  LOCATION                      DESCRIPTION OF PROPERTY INTEREST
                ----------------                  --------                      --------------------------------

                  AUTOMOTIVE

                  Domestic             Blacksburg, Virginia (2 plant                owned
                                       locations)
                                       Hillsdale, Michigan (4 plant                 owned
                                       locations)
                                       Hamilton, Indiana                            owned
                                       Inkster, Michigan                            owned
                                       Jonesville, Michigan                         owned
                                       Leesburg, Florida                            owned
                                       Manchester, Tennessee                        leased
                                       Mount Pleasant, Michigan                     owned
                                       Traverse City, Michigan                      owned
                                       Vassar, Michigan                             leased
                  International        Ohringen, Germany                            owned
                                       San Luis Potosi, Mexico                      owned
                                       Tamworth, England                            owned

                  TECHNOLOGIES

                  Domestic             Colorado Springs, Colorado                   owned
                                       Galena, Kansas                               owned
                                       Grove, Oklahoma                              owned
                                       Harrisonville, Missouri                      owned
                                       Joplin, Missouri (6 plant locations)         owned & leased
                                       Lenexa, Kansas                               owned
                                       Miami, Oklahoma (3 plant locations)          owned & leased
                                       Quawpaw, Oklahoma (2 plant locations)        owned
                                       Seneca, Missouri                             owned
                                       Stella, Missouri                             owned
                  International        Vancouver, Canada                            leased
                  FILTRATION AND

                    MINERALS(1)

                  Domestic             Clark Station, Nevada                        owned
                                       Lovelock, Nevada                             owned
                                       Vale, Oregon                                 owned

                  OTHER

                  Domestic             Lubbock, Texas                               owned



(1) In addition to the facilities listed, the Filtration and Minerals Segment has office space in Reno, Nevada, and mining locations in Nevada and Oregon.

We own or lease additional office space, including our corporate headquarters in Phoenix, Arizona as well as our former corporate headquarters in Cincinnati, Ohio. We also have sales offices in Europe and Asia, and warehouse space for certain of our operations.

We believe our properties are adequate and suitable for our business and generally have capacity for expansion of existing buildings on owned real estate. Plants range in size of floor space and generally are located away from large urban centers. Substantially all of our buildings have been well maintained, and are in sound operating condition.

Mining

The Filtration and Minerals Segment owns and leases diatomaceous earth and perlite mining locations as well as numerous claims in Nevada and Oregon. Our owned and leased mining properties, including those not currently being mined, comprise a total of approximately 10,500 acres in Storey, Lyon, Pershing and Churchill Counties in Nevada and 5,000 acres in Malhuer and Harney Counties in Oregon, as well as rights on 2,500 acres not currently being mined in Siskiyou County in California. We continually evaluate potential mining properties, and additional mining properties may be acquired in the future. The Filtration and Minerals Segment extracts diatomaceous earth and perlite through open-pit mining using a combination of bulldozers, wheel type tractor scrapers, excavators and articulated trucks. We transport the extracted materials by truck to separate processing facilities. A total of approximately 374,000 tons of diatomaceous earth and perlite were extracted by our mining properties in Nevada and Oregon in 2002. On average, we have extracted a total of approximately 423,000 tons of diatomaceous earth and perlite from our Nevada and Oregon properties each year for the past six years. As ore deposits are depleted, we reclaim the land in accordance with plans approved by the relevant Federal, state and local regulators.

The following mining properties are of major significance to our mining operations.

Nevada. Our diatomaceous earth mining operations in Nevada commenced in 1945 in Storey County. We commenced perlite-mining operations in Churchill County in 1993. We extracted a total of approximately 223,000 tons of diatomaceous earth and perlite from our Nevada mining properties in 2002 and, on average, extracted a total of approximately 266,000 tons of diatomaceous earth and perlite from our Nevada mining properties each year for the past six years, or approximately 60% of our total diatomaceous earth and perlite production (and including 100% of our perlite production). Approximately 265 acres in Storey County, where mining activities commenced 57 years ago, and approximately 62 acres in the Counties of Lyon and Churchill are actively being mined by us for diatomaceous earth. Diatomaceous earth from Storey, Churchill and Lyon mining properties is processed at the Clark Station, Nevada facility. We believe our diatomaceous earth reserves in the Counties of Storey, Churchill and Lyon, including mining properties not actively being mined, are in excess of 30 years at current levels of extraction based upon estimates prepared by our mining and exploration personnel. Diatomaceous earth extractions from the Pershing mining properties, which commenced more than 42 years ago, are processed at the Lovelock, Nevada facility. Approximately 975 acres are actively being mined for diatomaceous earth in Pershing. We believe our diatomaceous earth reserves in Pershing, including mining properties not actively being mined, to be in excess of 15 years at the current level of extraction based on estimates prepared by our mining and exploration personnel. Beginning in 1993, we have actively mined approximately 25 acres in Churchill County for perlite, which is processed at the Lovelock, Nevada facility. We believe our perlite reserves in Churchill County, including mining properties not actively mined, are in excess of 30 years at the current level of extraction based upon estimates prepared by our mining and exploration personnel.

Oregon. We commenced mining diatomaceous earth in Oregon in 1985 at our mining properties in Harney and Malhuer Counties. Approximately 88 acres in Harney County and 80 acres in Malhuer County are actively being mined. Diatomaceous earth extracted from these mines is processed at our Vale, Oregon facility. We extracted approximately 151,000 tons of diatomaceous earth from the Harney County and Malhuer County mining properties during 2002 and on average, have extracted approximately 158,000 tons of diatomaceous earth each year for the past six years from these mining properties, or approximately 40% of our total diatomaceous earth and perlite production. We believe our diatomaceous earth reserves in Harney County and Malhuer County, including mining properties not actively being mined, are in excess of 30 years at the current level of extraction based on estimates prepared by our mining and exploration personnel.

LEGAL PROCEEDINGS

As a result of sales prior to 1971 of asbestos-containing insulation materials, EaglePicher Incorporated became the target of numerous lawsuits seeking damages for illness resulting from exposure to asbestos. By the end of 1990, we had paid hundreds of millions of dollars to asbestos litigation plaintiffs and their lawyers. In January 1991, we filed for protection under Chapter 11 of the United States Bankruptcy Code as a direct consequence of cash shortfalls attributable to pending asbestos litigation liabilities. On November 29, 1996, we emerged from bankruptcy as a reorganized company. Pursuant to Section 524 of the United States Bankruptcy Code, the bankruptcy court issued a permanent injunction that precludes holders of present and future asbestos-related personal injury claims from pursuing their claims against us. Although not expressly authorized by
Section 524, the bankruptcy court's permanent injunction also precludes holders of present and future lead-related personal injury claims from pursuing their claims against us. Consequently, we have no further liability in connection with such asbestos-related or lead-related personal injury claims. Instead, those claims will be channeled to the Eagle-Picher Industries Personal Injury Settlement Trust (the "PI Trust"), which is an independently administered qualified settlement trust established to resolve and satisfy those claims. Under the terms of our bankruptcy reorganization, all of our outstanding common stock was cancelled and our newly issued common stock, as a reorganized entity, was contributed to the PI Trust, together with certain notes and cash. On February 24, 1998, our parent acquired from the PI Trust for $702.5 million. A final distribution of approximately $10.9 million was made by us to the PI Trust and all other eligible unsecured claimants in June 2001.

On January 25, 1996, Richard Darrell Peoples, a former employee, filed a lawsuit in the United States District Court for the Western District of Missouri claiming that we violated the federal False Claims Act based on alleged irregularities in testing procedures in connection with certain United States Government contracts. Mr. Peoples filed this lawsuit under a procedure which gives a private individual the right to file a lawsuit for a violation of a Federal statute and be awarded up to 30% of any recovery. The government has the right to intervene and take control of such a lawsuit. Following an extensive investigation, the United States Government declined the opportunity to intervene or take control of this suit. The allegations in the lawsuit are similar to allegations made by Mr. Peoples, and investigated by our outside counsel, prior to the filing of the lawsuit. Our outside counsel's investigation found no evidence to support any of Mr. Peoples' allegations, except for some inconsequential expense account matters. The case is in a discovery phase. Recently the court disqualified Mr. Peoples' lawyer from the case after he read some of our attorney-client privileged documents that Mr. Peoples took from our lawyers' offices without authorization. We intend to contest this suit vigorously and do not believe that the resolution of this lawsuit will have a material adverse effect on our financial condition, results of operations or cash flows.

On May 8, 1997, Caradon Doors and Windows, Inc. ("Caradon") filed a suit against us in the United States District Court for the Northern District of Georgia alleging breach of contract, negligent misrepresentation, and contributory infringement and seeking contribution and indemnification in the amount of approximately $20.0 million. This suit arose out of patent infringement litigation between Caradon and Therma-Tru Corporation extending over the 1989-1996 time period, the result of which was for Caradon to be held liable for patent infringement. In June 1997, we filed a motion with the United States Bankruptcy Court for the Southern District of Ohio, Western Division, seeking an order that Caradon's claims had been discharged by our bankruptcy and enjoining Caradon from pursuing its lawsuit. On December 24, 1997, the Bankruptcy Court held that Caradon's claims had been discharged and enjoined Caradon from pursuing its lawsuit. Caradon appealed the Bankruptcy Court's decision to the United States District Court for the Southern District of Ohio, and on February 3, 1999, the District Court reversed on the grounds that the Bankruptcy Court had not done the proper factual analysis and remanded the matter back to the Bankruptcy Court. The Bankruptcy Court held a hearing on this matter on September 24 and 25, 2001, and on May 9, 2002 again held that Caradon's claims had been discharged and enjoined Caradon from pursuing the Caradon Suit. Caradon has again appealed this decision to the District Court. We intend to contest this suit vigorously and do not believe that the resolution of this suit will have a material adverse effect on our financial condition, results of operations or cash flows.

In March 2002, a purported class action on behalf of approximately 3,000 homeowners was filed in state court in Colorado against us and a company with a facility adjacent to our facility in Colorado Springs, Colorado seeking property damages, testing and remediation costs and punitive damages arising out of chlorinated solvents and nitrates in the groundwater alleged to arise out of activities at our facility and the adjacent facility. The case has been removed to federal court and there has been no decision whether to certify a class. In September 2002, as amended in May 2003, a trust purportedly the assignee of approximately 200 property owners filed suit against us and the same co-defendant in Colorado state court, which was subsequently removed to Federal District Court in Colorado. This lawsuit seeks unspecified damages to provide for remediation of the groundwater contamination as well as unspecified punitive damages. The owner of the adjacent facility, which is upgradient from our facility, is operating a remediation system aimed at chlorinated solvents in the groundwater originating from its facility under a compliance order on consent with the Colorado Department of Public Health and Environment ("CDPHE"). We are operating a remediation system for nitrates in the groundwater originating from our facility, also under a compliance order on consent with CDPHE. We do not believe that nitrates in groundwater materially affect any of the properties related to the plaintiffs in these lawsuits. Neither the United States Environmental Protection Agency nor the CDPHE has ever required us to undertake a cleanup for chlorinated solvents. We intend to contest these lawsuits vigorously and do not believe that these lawsuits will result in a material adverse effect on our financial position, results of operation or cash flows.

In addition, we are involved in routine litigation, environmental proceedings and claims pending with respect to matters arising out of the normal course of our business. In our opinion, the ultimate liability resulting from all claims, individually or in the aggregate, will not materially affect our financial position, results of operations or cash flows.